Exhibit 10.23

fifth AMENDMENT TO LEASE

AMENDMENT TO LEASE dated July , 2015 by and between CEDAR BROOK 7 CORPORATE CENTER, L.P., having an office at 4A Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter called the “Landlord”); and Oncobiologics, Inc. having an office at 7 Clarke Drive, Cranbury, New Jersey 08512 (hereinafter called the “Tenant”).

WITNESSETH:

WHEREAS, the Tenant entered into a Lease with Landlord dated March 18, 2011 (“Lease”), in connection with office and laboratory space at 7 Clarke Drive, Cranbury, New Jersey, 08512; and

WHEREAS, the parties entered into a First Lease Amendment dated December, 2013; a Second Amendment to Lease dated July 18, 2014, a Third Amendment dated January 12, 2015, and a Fourth Amendment dated February 9, 2015, and

WHEREAS, the parties want to modify the terms of the Lease,

NOW, THEREFORE, the parties hereto covenant and agree as follows:

1.	The Tenant shall increase the area of the Leased Premises by incorporating the remaining 10,468 square feet of space, currently occupied by Iris ID, into the Leased Premises.

2.	The commencement of the lease for this expansion shall occur upon Iris ID’s vacating the Leased Premises which is currently scheduled to occur on or about August 15, 2015. The Lease Term will end on June 30, 2021 and is co-terminus with that of the remaining areas currently occupied by the Tenant.

3.	The Base Rent for the 10,468 square foot addition shall be $18.00 per square foot. In the event that the lease is extended the Base Rent shall be increased by fifteen (15%) at the commencement of the sixth year from the Commencement Date of the area covered under this Amendment.

4.	The Tenant shall be responsible for the payment of all costs associated with Iris ID’s vacating the Leased Premises and moving into a newly constructed facility at 8 Clarke Drive, Cranbury, New Jersey including but not limited to:

•	All costs (including Landlord’s standard markup) for the construction of Iris ID’s new facility.

•	All costs associated with moving Iris ID from the Leased Premises to its new facility.

•	All costs for new stationary and setting up the telephone and computer systems.

•	All costs associated with the relocation of Iris ID’s access control system.

5.	Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

6.	This agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals or caused these presents to be executed by their proper corporate officers and caused their proper corporate seals to be hereunder affixed the day and year first above written.

CEDAR BROOK 7 CORPORATE CENTER, L.P.

By:	/s/ Joseph Stern

ONCOBIOLOGICS, INC.

By:	/s/ Donald Griffith

CFO ONCOBIOLOGICS, INC.